Exhibit 3.2

JACKSONVILLE BANCORP, INC.

ARTICLES OF AMENDMENT

to the

AMENDED AND RESTATED ARTICLES OF INCORPORATION

DESIGNATING

MANDATORILY CONVERTIBLE, NONCUMULATIVE, NONVOTING, PERPETUAL PREFERRED STOCK,

SERIES A

JACKSONVILLE BANCORP, INC., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the “FBCA”), hereby certifies:

I.

The name of the Corporation is “Jacksonville Bancorp, Inc.”

II.

The Corporation’s Board of Directors, in accordance with the Corporation’s Amended and Restated Articles of Incorporation, as amended (the “Articles”) and bylaws, as amended (the “Bylaws”) and applicable law, including Sections 607.0602 and 607.0621 of the FBCA, has adopted the following resolution on December 19, 2012 for the purpose of designating and establishing a series of shares of $0.01 par value preferred stock of the Corporation designated as “Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A”:

RESOLVED, that pursuant to the Corporation’s Articles and Bylaws and applicable law, a series of preferred stock, par value $0.01 per share, from the Corporation’s authorized shares hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation. There is created hereby from the Corporation’s authorized, undesignated and unissued shares of Preferred Stock, a series of Preferred Stock designated as the “Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A”, $0.01 par value per share (the “Series A Preferred Stock”).

Section 2. Number of Shares. The total number of authorized shares of Series A Preferred Stock shall be 50,000 shares, which may from time to time be increased or decreased (but not below the number then outstanding) by the Corporation’s Board of Directors.

Section 3. Definitions. As used herein, the following terms shall have the meanings specified below:

“Affiliate” of any Person means any other Person controlling, controlled by or under common control with such particular person or entity. The term “control” (including the terms “controlling”, “controlled” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Amendment Conversion” has the meaning set forth in Section 5(a)(iv).

“Amendment Conversion Date” has the meaning set forth in Section 5(a)(iv).

“Applicable Conversion Limits” has the meaning set forth in Section 5(a)(i)(C).

“Articles” has the meaning set forth in the recitals.

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended, and the Federal Reserve regulations thereunder.

“BHC Affiliates” means, with respect to an Person, its Affiliates and all of its “affiliates” as defined in the BHC Act or Regulation Y of the Federal Reserve.

“BHC Conversion Limit” has the meaning set forth in Section 5(a)(i)(A).

“BHC Holder” means any Holder that is a company (as defined in the BHC Act) that controls the Corporation.

“Board” or “Board of Directors” means the Corporation’s board of directors or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Jacksonville, Florida are authorized or required by law, regulation or executive order to close.

“CIBC Act” means the federal Change in Bank Control Act, as amended, and the Federal Reserve regulations thereunder.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion” means, as applicable, the Mandatory Conversion and any other conversion of Series A Preferred Stock, including the Amendment Conversion or a Transfer Conversion.

“Conversion Date” means, as applicable, the Mandatory Conversion Date, a Transfer Conversion Date, or the Amendment Conversion Date.

“Conversion Price” means the Liquidation Amount per share of Series A Preferred Stock divided by the Conversion Rate then in effect. The initial Conversion Price is $0.50.

“Conversion Rate” means, initially, 2,000 shares of Common Stock per share of Series A Preferred Stock issuable upon a Conversion, based on an initial Conversion Price of $0.50 per share of Common Stock, and is subject to adjustment as provided herein. To the extent any Holder of Series A Preferred Stock receives any shares of Nonvoting Common Stock upon a Conversion, such Holder shall receive, initially 2,000 shares of Nonvoting Common Stock per share of Series A Preferred Stock, based on an initial Conversion Price of $0.50 per share of Nonvoting Common Stock, and is subject to adjustment as provided herein.

“Corporation” has the meaning set forth in the preamble.

“Current Market Price” of the Common Stock on any day, means the Average VWAP of the Common Stock for the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (i) through (vi) of Section 6(e). For purposes of this definition, “ex-date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

“Depositary” means DTC or its nominee, Cede & Co., or any successor appointed by the Corporation.

“Dividend Payment Date” means June 15 and December 15 of each year, commencing June 15, 2013.

“Dividend Payment Commencement Date” means February 15, 2013.

“Dividend Period” means the period commencing on and including a Dividend Payment Date (or, with respect to the first Dividend Period, commencing on and including the Issue Date) and ending on and including the day immediately preceding the next succeeding Dividend Payment Date.

“Dividend Threshold Amount” has the meaning set forth in Section 6(g)(D).

“DTC” means The Depository Trust Company.

“Electing Share” has the meaning set forth in Section 7.

“Exchange Property” has the meaning set forth in Section 7.

“Expiration Date” has the meaning set forth in Section 6(d)(vi).

“FBCA” has the meaning set forth in the preamble.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Issue Date” means the first date of issuance of shares of Series A Preferred Stock.

“Junior Stock” means the Common Stock and any other class or series of Corporation capital stock (including Preferred Stock of any other series) issued in the future, unless the terms of which expressly provide that it ranks senior to, or on a parity with, Series A Preferred Stock as to rights dividend rights and/or as to on liquidation, dissolution or winding up of the Corporation.

“Liens” has the meaning set forth in Section 8(b).

“Liquidation Amount” means, initially, $1,000 per share of Series A Preferred Stock (as subsequently adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

“Liquidation Preference” has the meaning set forth in Section 10(a).

“Mandatory Conversion” has the meaning set forth in Section 5(a)(i).

“Mandatory Conversion Date” has the meaning set forth in Section 5(a)(i).

“Market Disruption Event” means any of the following events has occurred: (i) any suspension of, or limitation imposed on, trading by the SEC or the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the SEC or relevant exchange or quotation system or otherwise relating to the Common Stock or in futures or option contracts relating to the Common Stock on the relevant exchange or quotation system, (ii) any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock on any relevant exchange or quotation system, or (iii) the failure to open of the exchange or quotation system on which the Common Stock or futures or options contracts relating to the Common Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours), unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

“Nasdaq” means the Nasdaq Global Market or other Nasdaq market in which the Corporation’s Common Stock is then traded.

“Nonvoting Common Stock” means, as and when authorized by the Corporation, the nonvoting common stock, par value $0.01 per share, of the Corporation, which security is identical to the Common Stock in all respects, except that it has no voting rights other than as may be required by the FBCA.

“Notice of Conversion” has the meaning set forth in Section 5(b).

“Parity Stock” means any class or series of Corporation capital stock (other than the Series A Preferred Stock) authorized in the future, the terms of which expressly provide that such class or series will rank on a parity with Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or noncumulatively).

“Permitted Transfer” means a transfer of Series A Preferred Stock by any Holder: (i) in a widespread public distribution; (ii) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of any class of Voting Securities of the Corporation; or (iii) to a transferee that would control more than fifty percent (50%) of the Voting Securities of the Corporation without any transfer from the Holder.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” means any and all series of the Corporation’s preferred stock, including the Series A Preferred Stock.

“Purchased Shares” has the meaning set forth in Section 6(d)(vi).

“Record Date” means, (i) with respect to payment of dividends on outstanding shares of Series A Preferred Stock pursuant to the first sentence of Section 4(a), the 1st calendar day immediately preceding the relevant Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date, (ii) for purpose of an adjustment to the Conversion Rate pursuant to Section 6, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise), and (iii) any other record date established by the Board of Directors for dividends on Common Stock.

“Record Holder” means, as to any day, the Holder of record of outstanding shares of Series A Preferred Stock as they appear on the stock register of the Corporation or its Transfer Agent at the close of business on such day.

“Reorganization Effective Time” has the meaning set forth in Section 7.

“Reorganization Event” has the meaning set forth in Section 7.

“Scheduled Holder” means TFO Financial Institutions Restructuring Fund LLC.

“Scheduled Holder Conversion Limit” has the meaning set forth in Section 5(a)(i)(C).

“SEC” means the United States Securities and Exchange Commission.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Series A Preferred Stock Certificate” has the meaning set forth in Section 20.

“Shareholder Approvals” means all approvals by the Corporation’s shareholders necessary to (i) approve the issuance of Common Stock and Nonvoting Common Stock upon conversion of the Series A Preferred Stock for purposes of Rule 5635 of the Nasdaq Listing Rules, and (ii) amend the Articles to (A) increase the number of authorized shares of Common Stock to permit the Mandatory Conversion in full and the conversion of all issued Nonvoting Common Stock into Common Stock in one or more transactions from time to time, and to provide additional authorized shares of Common Stock for general corporate purposes, and (B) authorize the Nonvoting Common Stock.

“Spin-Off” has the meaning set forth in Section 6(d)(iv)(B).

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Nasdaq is open for trading, or, if the Common Stock (or any other securities, cash or other property into which shares of the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the Nasdaq, any day on which the principal national securities exchange or trading system on which the Common Stock (or such other property) is listed or traded is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange or traded on a trading system, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 P.M. Eastern Time or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer Agent” means, initially, Registrar and Transfer Company, and any successor transfer agent as provided in Section 19. The Transfer Agent shall also be the registrar for the Series A Preferred Stock.

“Transfer Conversion” has the meaning set forth in Section 5(a)(iv).

“Transfer Conversion Date” has the meaning set forth in Section 5(a)(iv).

“U.S. Alien Holder” means a Holder that is not treated as a United States person for U.S. federal income tax purposes as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time.

“Voting Ownership Interest” means, with respect to any particular date and with respect to any Holder, the percentage of any class of Voting Securities of the Corporation deemed to be owned or controlled by the Holder (when aggregated with its BHC Affiliates) for purposes of, and in accordance with, the BHC Act and its implementing regulations and guidance.

“Voting Securities” has the meaning set forth in the BHC Act and any rules and regulations promulgated thereunder.

“VWAP” means, on any Trading Day the volume weighted average price per share of Common Stock as displayed on Bloomberg (or any successor service) in respect of the period from 9:30 A.M. to 4:00 P.M., Eastern Time, on such Trading Day; or, if such price is not available, the volume weighted average price means the market value per share of our Common Stock on such trading day as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

Section 4. Dividends.

(a) Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of Corporation funds legally available therefor, noncumulative dividends in arrears at the rate per annum of 5.00% per share on the Liquidation Amount (equivalent to $50.00 per annum per share), payable semi-annually on each Dividend Payment Date beginning on the Dividend Payment Commencement Date until the Mandatory Conversion Date. Following the Mandatory Conversion Date, no dividends shall be payable or shall accrue on outstanding shares of Series A Preferred Stock, provided, however, in the event that cash dividends are declared and paid by the Board of Directors on outstanding shares of Common Stock, each outstanding share of Series A Preferred Stock shall be entitled to the same aggregate cash dividends which equals the cash dividend per share of Common Stock times the number of whole shares of Common Stock into which a share of Series A Preferred Stock is convertible as of the record date for the cash dividend on the shares of Common Stock. Holders of record of Series A Preferred Stock on the record date set for the cash dividend on shares of Common Stock shall be entitled to such cash dividends payable to holders of the Series A Preferred Stock. Dividends will be payable on a Dividend Payment Date to Holders that are Record Holders as of the applicable Record Date with respect to such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next succeeding Business Day without adjustment and without interest. Accumulations of dividends on shares of Series A Preferred Stock shall not bear interest. Dividends payable for any period other than a full Dividend Period (based on the number of actual days elapsed during the period) shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months.

(b) Dividends on the Series A Preferred Stock are not cumulative. To the extent that the Corporation’s Board of Directors does not declare and pay dividends on the Series A Preferred Stock for a Dividend Period prior to the related Dividend Payment Date, in full or otherwise, such unpaid dividend shall not accrue and shall not be payable. The Corporation shall have no obligation to pay dividends for such Dividend Period after the Dividend Payment Date for such Dividend Period or to pay interest (or any other sum of money in lieu of interest) with respect to such scheduled, but missed dividends, whether or not the Corporation declares dividends on the Series A Preferred Stock for any subsequent Dividend Period.

(c) So long as any share of Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid upon, or any sum set apart for the payment of dividends upon, the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to this Section 4(c) in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all dividends on all outstanding shares of the Series A Preferred Stock for any Dividend Period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders of shares of Series A Preferred Stock on the applicable Record Date). The foregoing limitation shall not apply to (i) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (ii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Issue Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

(d) When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable Record Date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon shares of Series A Preferred Stock and any shares of Parity Stock, all dividends declared on shares of Series A Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as full dividends payable on the Series A Preferred Stock for such Dividend Period and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to the dividends being declared by the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the Holders of shares of Series A Preferred Stock prior to such Dividend Payment Date.

(e) If the Mandatory Conversion Date is on or prior to the Dividend Payment Commencement Date, no Holder of shares of Series A Preferred Stock will have any right to receive any dividends on the Series A Preferred Stock with respect to such Dividend Period, whether upon the Mandatory Conversion or otherwise.

(f) All dividends on shares of Series A Preferred Stock shall be paid solely in cash.

(g) Prior to a Conversion Date, shares of Common Stock and, as applicable, shares of Nonvoting Common Stock, issuable upon such Conversion shall not be deemed outstanding for any purpose, and Holders of shares of Series A Preferred Stock shall have no rights as holders or otherwise with respect to the Common Stock or, if applicable, Nonvoting Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock or Nonvoting Common Stock other than as expressly set forth in Section 4(a)) by virtue of holding shares of Series A Preferred Stock.

Section 5. Mandatory Conversion; Conversion Procedures; Permitted Transfers.

(a) Mandatory Conversion; Limitations on Beneficial Ownership.

(i)	Effective as of the close of business on the Business Day on which the Shareholder Approvals are received, whether or not these include the approval of the authorization of the Nonvoting Common Stock (the “Mandatory Conversion Date”), all shares of Series A Preferred Stock shall, without any action by the Holders, automatically convert into the number of shares of Common Stock and, as applicable, and if the Shareholders Approvals include the authorization of the Nonvoting Common Stock, shares of Nonvoting Common Stock, as set forth below (the “Mandatory Conversion”). The number of shares of Common Stock into which a share of Series A Preferred Stock shall be convertible shall be determined by dividing the Liquidation Amount by the Conversion Price (subject to the conversion procedures of Section 6 hereof) plus cash in lieu of fractional shares in accordance with Section 9 hereof; provided, however, that if such conversion would result in:

(A)	a BHC Holder, together with all BHC Affiliates of such Holder, owning or controlling in the aggregate a Voting Ownership Interest of 50.0% or more, excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such Holder and its BHC Affiliates of Voting Securities of the Corporation (the “BHC Conversion Limit”);

(B)	except as provided by Section 5(a)(iii), a Holder, together with all BHC Affiliates of the Holder, owning or controlling in the aggregate a Voting Ownership Interest of 10.0% or more, excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such Holder and its BHC Affiliates of Voting Securities of the Corporation (the “Conversion Limit”); or

(C)	the Scheduled Holder, together with all BHC Affiliates of the Scheduled Holder, owning or controlling in the aggregate a Voting Ownership Interest of 5.0% or more, excluding for the purpose of this calculation any reduction in ownership resulting from transfers by the Scheduled Holder and its BHC Affiliates of Voting Securities of the Corporation (the “Scheduled Holder Conversion Limit” and, with the BHC Conversion Limit and the Conversion Limit, the “Applicable Conversion Limits”),

then such Holder shall receive the minimum number of shares of Nonvoting Common Stock, in lieu of an equal number of shares of Common Stock, such that the Holder will not exceed any Applicable Conversion Limits.

(ii)	Upon the Mandatory Conversion Date, each Series A Preferred Stock Certificate shall represent solely the right to receive (X) a certificate representing the number of shares of Common Stock issuable upon the Mandatory Conversion Date for the shares of Series A Preferred Stock formerly represented by each such Series A Preferred Stock Certificate, and (Y) if applicable, a certificate representing the number of shares of Nonvoting Common Stock issuable upon the Mandatory Conversion Date for the shares of Series A Preferred Stock formerly represented by each such Series A Preferred Stock Certificate, in each case upon proper surrender of such Series A Preferred Stock Certificate to the Corporation or cancellation of such book entries on the Corporation’s or its Transfer Agent’s records, as applicable.

(iii)	The Conversion Limit shall not apply to (i) any Holder that “controls” the Corporation under the BHC Act at the date hereof or (ii) any Holder of more than the Conversion Limit who elects, by written notice to the Corporation, to accept the shares of Common Stock issuable upon the Mandatory Conversion.

(iv)	If, on the Mandatory Conversion Date, the Nonvoting Common Stock has not been authorized by the Corporation, then all shares of Series A Preferred Stock that would otherwise be converted into shares of Nonvoting Common Stock shall not be converted until the earlier of (A) transfer by the Holder of such shares of Series A Preferred Stock to a transferee pursuant to a Permitted Transfer (upon which, such shares shall be automatically converted (a “Transfer Conversion”) into shares of Common Stock at the then-applicable Conversion Rate on the date of such transfer (such date, a “Transfer Conversion Date”)), or (B) due authorization of the Nonvoting Common Stock (upon which such shares shall be automatically converted (the “Amendment Conversion”) into shares of Nonvoting Common Stock at the then-applicable Conversion Rate on the effective date of the amendment to the Corporation’s Articles of Incorporation establishing such shares of Nonvoting Common Stock (such date, the “Amendment Conversion Date”)).

(b) Upon the Mandatory Conversion or Amendment Conversion, the Corporation shall provide promptly, but in any event within five (5) Business Days thereafter, notice to each Holder (such notice a “Notice of Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i)	the Conversion Date;

(ii)	a form of letter of transmittal to be completed and returned to the Transfer Agent;

(iii)	the number of shares of Common Stock and, as applicable, Nonvoting Common Stock (plus cash in lieu of fractional shares, if any pursuant to Section 9) receivable upon such Conversion for each share of Series A Preferred Stock held of record by such Holder upon such Conversion; and

(iv)	the place or places where Series A Preferred Stock Certificates (if held in certificated form) held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock and, if applicable, Nonvoting Common Stock.

(c) Upon receipt by the Transfer Agent of a completed and duly executed letter of transmittal as contemplated by Section 5(b), and proper surrender of the Series A Preferred Stock Certificate (if held in certificated form), the Corporation shall, within two (2) Business Days following notification from the Transfer Agent of the proper surrender of such Series A Preferred Stock Certificate, instruct the Transfer Agent to (i) issue a certificate for that number of shares of Common Stock issuable upon Conversion of the shares of Series A Preferred Stock represented by such certificate, and (ii) if applicable, a certificate representing the number of shares of Nonvoting Common Stock issuable upon Conversion.

(d) No transfer of shares of Series A Preferred Stock by a Holder to a transferee shall be permitted, except (i) in a Permitted Transfer, or (ii) to a BHC Affiliate of such Holder.

Section 6. Certain Conversion Procedures and Adjustments.

(a) On any Conversion Date, the Series A Preferred Stock converted shall no longer be outstanding, and dividends shall no longer accrue, be declared or paid on any shares of Series A Preferred Stock converted for the current Dividend Period and any prior Dividend Periods and, in each case, subject to the right of Holders of such shares to receive solely (i) the number of shares of Common Stock and, if applicable, Nonvoting Common Stock into which such shares of Series A Preferred Stock are convertible, and (ii) payments, if any, to which such Holders are entitled pursuant to Sections 5 and 9, as applicable.

(b) Shares of Series A Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance, provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock.

(c) The Record Holder of the Series A Preferred Stock converted shall be solely entitled to receive the Common Stock and, if applicable, Nonvoting Common Stock, and/or cash, securities or other property, if any, issuable upon the Conversion, and, prior to the Conversion, shall not be treated for any purpose as the Record Holder(s) of such shares of Common Stock, Nonvoting Common Stock, and/or other securities. No shares of Common Stock or, if applicable, Nonvoting Common Stock, issuable upon the Conversion shall be issued to a Person other than the respective Record Holders of shares of Series A Preferred Stock.

(d) The Conversion Rate shall be adjusted from time to time as follows, and, if required hereby, any references to Common Stock shall also apply to shares of Nonvoting Common Stock in the same manner, and all references to Common Stock in this Section 6 shall mean and include shares of Nonvoting Common Stock issuable upon Conversion of Series A Preferred Stock at the respective times set forth below.

(i)	If the Shareholder Approvals are not received within 50 calendar days following the Issue Date, the Conversion Price will be decreased (in addition to any other adjustments pursuant to this Section 6) by 10% effective as of 51st day following the Issue Date and the Conversion Rate shall concurrently be adjusted to give effect to such change.

(ii)	If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock (other than in connection with a Reorganization Event), or if the Corporation effects a share split or share combination of the Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [OS1 /OS0]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date prior to giving effect to such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this clause (ii) shall become effective on the date that is immediately after (x) the Record Date or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (ii) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iii)	If the Corporation issues to all holders of Common Stock any rights, warrants, options or other securities (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a Reorganization Event) entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of Common Stock, or if the Corporation issues to all holders of Common Stock securities convertible into Common Stock for a period of not more than 60 days after the date of issuance thereof, in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock less than the Current Market Price of the Common Stock on the Record Date, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(OS0 + X) / (OS0 + Y)]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date

X	=	the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, other securities or convertible securities (or upon conversion of such securities)

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities (or the conversion price for such securities paid upon conversion) and (B) the Current Market Price per share of Common Stock immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this clause (iii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the applicable Current Market Price per share of Common Stock on the applicable date, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration the Corporation receives for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors. If any right, warrant, option, other security or convertible security described in this clause (iii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

Any adjustment made pursuant to this clause (iii) shall become effective on the date that is immediately after the Record Date.

(iv)	(A) If the Corporation distributes capital stock (other than Common Stock), evidences of indebtedness or other assets or property of the Corporation to all holders of the Common Stock, excluding:

(x)	dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in clause (ii) or (iii) above,

(y)	dividends or distributions paid exclusively in cash, and

(z)	Spin-Offs (as described below),

then the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 - FMV)]

where

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock on the Record Date

FMV	=	the fair market value (as determined in good faith by the Board of Directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the Record Date.

Notwithstanding the immediately preceding sentence, if “FMV” with respect to any distribution of shares of capital stock, evidences of indebtedness or other assets or property of the Corporation is equal to or greater than “SP0” with respect to such distribution, then in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series A Preferred Stock shall have the right to receive on the date such shares of capital stock, evidences of indebtedness or other assets or property of the Corporation are distributed to holders of Common Stock, for each share of Series A Preferred Stock, the amount of shares of capital stock, evidences of indebtedness or other assets or property of the Corporation such holder of Series A Preferred Stock would have received had such holder of Series A Preferred Stock owned a number of shares of Common Stock into which such Series A Preferred Stock is then convertible at the conversion rate in effect on the Record Date for such distribution.

An adjustment to the Conversion Rate made pursuant to this clause (iv)(A) shall be made successively whenever any such distribution is made and shall become effective on the Record Date.

(B) If the Corporation distributes to all holders of the Common Stock, capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Corporation (a “Spin-Off”), the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV0 + MP0) /MP0]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

FMV0	=	the average volume weighted average price of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock for the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the Nasdaq or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value (as determined in good faith by the Board of Directors) of the capital stock or similar equity interests distributed to holders of the Common Stock applicable to one share of the Common Stock

MP0	=	the Average VWAP of the Common Stock for the 10 consecutive Trading Days commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the Nasdaq or such other U.S. national or regional exchange or market that is at that time the principal exchange or market for the Common Stock.

An adjustment to the Conversion Rate made pursuant to this clause (iv)(B) will occur on the 10th Trading Day from and including the effective date of the Spin-Off; provided that if a Conversion occurs within the 10 Trading Days immediately following and including the date of the Spin-Off, references with respect to the Spin-Off to “the 10 consecutive Trading Days” shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date and the adjustment in respect of such conversion shall occur immediately prior to the conversion.

If any such dividend or distribution described in this clause (iv) is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v)	If the Corporation pays or makes any dividend or distribution consisting exclusively of cash to all holders of Common Stock in excess of regular quarterly dividends equal to the Dividend Threshold Amount, the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 - C)]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock as of the Record Date

C	=	the excess of the amount in cash per share that the Corporation distributes to holders of the Common Stock over the Dividend Threshold Amount.

An adjustment to the Conversion Rate made pursuant to this clause (v) shall become effective on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution. If any dividend or distribution described in this clause (v) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(vi)	If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV + (SP1 × OS1)) / (SP1 × OS0)]

where:

CR0	=	the Conversion Rate in effect at the close of business on the Expiration Date

CR1	=	the new Conversion Rate in effect immediately after the Expiration Date

FMV	=	The fair market value (as determined in good faith by the Board of Directors) on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for the Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

OS0	=	the number of shares of Common Stock outstanding on the Expiration Date, including any Purchased Shares

OS1	=	the number of shares of Common Stock outstanding on the Expiration Date, excluding any Purchased Shares

SP1	=	the Average VWAP of the Common Stock for the 10 consecutive Trading-Day period commencing on the Trading Day next succeeding the Expiration Date.

If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to such Conversion Rate will be made. Any adjustment to a Conversion Rate made pursuant to this clause (vi) shall become effective on the date immediately following the last Trading Day included in the determination of the Average VWAP of the Common Stock for purposes of SP1 above; provided that if the Conversion occurs within the 10 Trading Days commencing on the Trading Day next succeeding the Expiration Date, references to the “10 consecutive Trading Days” with respect to this clause (vi) shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the Expiration Date and the Conversion Date, and the adjustment in respect of such conversion shall occur immediately prior to the conversion. If the Corporation or one of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new Conversion Rate shall be readjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(vii)	If the Corporation has in effect a shareholder rights plan while any shares of Series A Preferred Stock remain outstanding, Holders of Series A Preferred Stock will receive, upon any Conversion of Series A Preferred Stock, in addition to Common Stock and, if applicable, Nonvoting Common Stock, rights under the Corporation’s shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the shareholder rights plan have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Series A Preferred Stock would not be entitled to receive any rights in respect of the Common Stock, if any, that the Corporation is required to deliver upon conversion of Series A Preferred Stock, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all holders of the Common Stock, capital stock, evidences of indebtedness or other assets or property pursuant to clause (iv) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a shareholder rights plan will not trigger an adjustment to the Conversion Rates pursuant to clauses (iii) or (iv) above.

(e) With the approval of the Holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, the Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 6, if the Board of Directors deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Corporation’s shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons. If any adjustment to the Conversion Rate is treated as a distribution to any U.S. Alien Holder which is subject to withholding tax, the Corporation (or the Transfer Agent or any paying agent on behalf of the Corporation) may set off any withholding tax that is required to be collected with respect to such deemed distribution against cash payments and other distributions otherwise deliverable to such Holder.

(f) No adjustment in any Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Conversion Rate. If the adjustment is not made because the adjustment does not change the Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account and included in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any Conversion. No adjustment to the Conversion Rates need be made if Holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of shares of Series A Preferred Stock—if such assets or securities are convertible, exchangeable or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of shares of Series A Preferred Stock.

(g) The applicable Conversion Rate shall not be adjusted:

(A)	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(B)	upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation;

(C)	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)	as a result of payment of regular quarterly dividends on the Common Stock not in excess of $0.01 per share (the “Dividend Threshold Amount”);

(E)	for a change in the par value of the Common Stock; or

(F)	as a result of a tender offer made solely to holders of fewer than 100 shares of the Common Stock.

(h) The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof.

(i) Whenever the Conversion Rate is to be adjusted, the Corporation shall: (i) compute such adjusted Conversion Rate and prepare and transmit to the Transfer Agent an Officers’ Certificate setting forth such adjusted Conversion Rate, the method of calculating the adjusted Conversion Rate in reasonable detail and the facts requiring such adjustment; (ii) as soon as practicable following the determination of a revised Conversion Rate, provide, or cause to be provided, a written notice to the Holders of shares of Series A Preferred Stock of the occurrence of such event, a statement setting forth such revised Conversion Rate, the method of calculating the adjusted Conversion Rate in reasonable detail and the facts requiring such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

Section 7. Reorganization Events.

(a) In the event that any of the following events occurs prior to any Conversion Date:

(i)	any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Corporation or another Person),

(ii)	any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s property and assets, or

(iii)	any reclassification of the Common Stock into securities including securities other than the Common Stock (any such event specified in paragraphs (a) through (c) of this Section 7, a “Reorganization Event”), then each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders thereof, remain outstanding but shall at each Holder’s option, subject to the applicable rules of Nasdaq Global Market or any other national securities exchange or automated quotation system where the Common Stock is listed and other applicable laws and regulations, upon the effective date and time (“Reorganization Effective Time”) of such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the Reorganization Event) per share of Common Stock (the “Exchange Property”) as if the Holder of such share of Series A Preferred Stock had converted such share into common equity (voting and nonvoting) immediately prior to such Reorganization Event and exercised his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event and in respect of which such rights of election shall have been exercised (“Electing Share”), then, for the purpose of this Section 7 the kind and amount of securities, cash and other property receivable upon such Reorganization Event by the holder of each Electing Share shall be deemed to be the weighted average of the kinds and amounts so receivable per share by the holders of the Electing Shares; provided further that at the election of the Holder, any securities issued with respect to the underlying Nonvoting Common Stock shall be nonvoting under the resulting institution’s organizational documents to the same extent as the Nonvoting Common Stock is nonvoting and the Corporation shall make appropriate provisions and take such other actions necessary to ensure that such nonvoting securities will have substantially the same rights and benefits as the Nonvoting Common Stock, including the right to convert nonvoting common stock into common stock). The amount of Exchange Property receivable upon any Reorganization Event shall be determined based upon the Conversion Rate in effect on such Reorganization Effective Time.

The above provisions of this Section 7 shall similarly apply to successive Reorganization Events and the provisions of Section 8 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor) shall, within 20 days of the Reorganization Effective Time of any Reorganization Event, provide written notice to the Holders of the occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation or effect of this Section 7.

The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 7.

Section 8. Reservation of Common Stock.

(a) Following the receipt of the Shareholder Approvals, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock and Nonvoting Common Stock or shares of either held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Series A Preferred Stock as herein provided, free from any preemptive or other similar rights, such number of shares of

Common Stock and Nonvoting Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. For purposes of this Section 8(a), the number of shares of Common Stock and Nonvoting Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing Section 8(a), the Corporation shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock and/or Nonvoting Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock or Nonvoting Common Stock), so long as any such treasury shares are free and clear of all liens, claims, charges, security interests or encumbrances (other than liens, claims, charges, security interests and other encumbrances, if any, created by the Holders) (“Liens”).

(c) All shares of Common Stock and Nonvoting Common Stock delivered upon conversion of the Series A Preferred Stock shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental or regulatory authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the Nasdaq Global Market or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the Conversion of shares of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of shares of Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 9. Fractional Shares.

(a) No fractional shares of Common Stock or Nonvoting Common Stock shall be issued as a result of the Conversion of shares of Series A Preferred Stock.

(b) In lieu of any fractional share of Common Stock or Nonvoting Common Stock otherwise issuable in respect of any Conversion, the Corporation shall at its option either (i) issue to such Holder an amount of shares rounded up to the next whole share of Common Stock or Nonvoting Common Stock or (ii) pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock as of the end of the Trading Day preceding the Conversion Date.

(c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock or Nonvoting Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 10. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, prior to the Mandatory Conversion Date, each Holder of shares of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital, surplus or other)

available for distribution to shareholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock of the Corporation, payment in full in an amount equal to the sum of (i) Liquidation Amount per share of Series A Preferred Stock and (ii) any declared and unpaid dividends on such share to the extent provided in Section 4 (all such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If any distribution described in Section 10(a) of the Corporation’s assets or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Preferred Stock and the corresponding amounts payable with respect of any other Corporation capital stock ranking equally with Series A Preferred Stock as to such distribution, Holders of Series A Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions (including, if applicable, dividends on such amount) to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series A Preferred Stock and the corresponding amounts payable with respect of any other Corporation capital stock ranking equally with Series A Preferred Stock as to such distribution has been paid in full, the Holders of the Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation (or the proceeds thereof).

(d) Merger, Consolidation and Sale of Assets Not a Liquidation. For purposes of this Section 10, a Reorganization Event, including, without limitation, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of shares of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease, or exchange (for cash, securities or other property) or pledge of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(e) Upon and following the Mandatory Conversion Date, the outstanding shares of Series A Preferred Stock shall have a Liquidation Preference of zero and shall have the same priority as the Common Stock, and the holders of Series A Preferred Stock shall participate on a pari passu basis with the holders of Common Stock in any liquidation, dissolution or winding up of the affairs of the Corporation, based upon the number of shares of Common Stock into which shares of Series A Preferred Stock are then convertible.

Section 11. No Sinking Fund, etc. The shares of Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of shares of Series A Preferred Stock will have no right to require the Corporation to redeem or repurchase any shares of Series A Preferred Stock.

Section 12. Status of Repurchased Shares. Shares of Series A Preferred Stock that are converted into Common Stock or repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock undesignated as to series (provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).

Section 13. Voting Rights.

(a) General. The Holders of shares of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. Holders of shares of Series A Preferred Stock will be entitled to one vote for each such share on any matter on which Holders of shares of Series A Preferred Stock are entitled to vote, including any action by written consent.

(b) Voting Rights as to Particular Matters. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles, the affirmative vote or consent of the Holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)	Authorization of Senior Stock. Any amendment or alteration of the Articles or any articles of amendment thereto to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of Corporation capital stock Corporation ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)	Amendment of Series A Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles or these Articles of Amendment thereto (including, unless no vote on such merger, consolidation or other transaction is required by clause (iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to significantly and adversely affect the rights, preferences, privileges or voting powers of shares of Series A Preferred Stock; or

(iii)	Share Exchanges, Reclassifications, Mergers and Consolidations. Any “Reorganization Event”, which shall include, without limitation, a binding statutory share exchange or reclassification involving the shares of Series A Preferred Stock, or a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger, consolidation or statutory share exchange with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of shares of Series A Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, any changes described in Sections 13(b)(i) or (ii) in connection with or as a result of a Reorganization Event or other event described in Section 13(b)(iii) shall require the vote 66 2/3% of the Holders of the Series A Preferred Stock at the time outstanding, voting as a separate class;

provided further, however, that for all purposes of this Section 13(b), the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders of outstanding shares of the Series A Preferred Stock.

(c) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Corporation’s Articles, the Corporation’s Bylaws and applicable law and the rules of Nasdaq or any national securities exchange or other trading facility, if any, on which Series A Preferred Stock is listed or traded at the time.

Section 14. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Record Holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 15. Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person, by overnight courier, or by first class mail, postage prepaid, or if given in such other manner as may be permitted in these Articles of Amendment, in the Articles or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders of Series A Preferred Stock in any manner permitted by or customarily used by such facility and its participants.

Section 16. No Preemptive Rights; No Redemption Rights. No share of Series A Preferred Stock shall have any preemptive rights whatsoever under the Articles and these Articles of Amendment as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. No holder of shares of Series A Preferred Stock shall have at any time the right to put such shares of Series A Preferred Stock to the Corporation or to have the Corporation redeem any shares of Series A Preferred Stock.

Section 17. Redemption by the Corporation. The Series A Preferred Stock shall not be redeemable by the Corporation. In all events, any repurchase or redemption of Series A Preferred Stock shall be subject to the prior approval of the Corporation’s primary federal banking regulator, if required by applicable law or regulation or if such approval is a requirement to the Series A Preferred Stock being classified as Tier 1 capital (or the equivalent) for bank regulatory purposes, together with any other required regulatory approvals.

Section 18. Replacement Stock Certificates. If any of the Series A Preferred Stock Certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock Certificate, or in lieu of and substitution for the Series A Preferred Stock Certificate lost, stolen or destroyed, a new Series A Preferred Stock Certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock Certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

Section 19. Transfer Agent, Registrar, Conversion and Dividend Paying Agent. The duly appointed transfer agent, registrar, conversion and dividend paying agent for shares of Series A Preferred Stock shall be the Transfer Agent. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of shares of Series A Preferred Stock.

Section 20. Form. The Series A Preferred Stock shall be issued in the form of one or more definitive shares in fully registered form in substantially the form attached hereto as Exhibit A (each, a “Series A Preferred Stock Certificate”), which is hereby incorporated in and expressly made a part of these Articles of Amendment. Each Series A Preferred Stock Certificate shall reflect the number of shares of Series A Preferred Stock represented thereby, and may have notations, legends or endorsements required by applicable law, applicable Nasdaq or other securities exchange or DTC rules and arrangements, agreements to which the Corporation is subject, if any, (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). Each Series A Preferred Stock Certificate shall be registered in the name or names of the Person or Persons specified by the Corporation in a written instrument to the Transfer Agent.

Two duly authorized officers of the Corporation shall sign each Series A Preferred Stock Certificate for the Corporation, in accordance with the Corporation’s Bylaws and applicable law, by manual or facsimile signature. If an officer whose signature is on a Series A Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series A Preferred Stock Certificate, the Series A Preferred Stock Certificate shall be valid nevertheless. A Series A Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Series A Preferred Stock Certificate. Each Series A Preferred Stock Certificate shall be dated the date of its countersignature.

Section 21. Stock Transfer and Stamp Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any initial issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 22. Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, or in the Articles or as provided by applicable law.

III.

These Articles of Amendment were duly adopted by the Board of Directors on December 19, 2012 and shareholder action was not required.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has authorized and caused these Articles of Amendment to be signed by its President and Chief Executive Officer as of December 27, 2012.

JACKSONVILLE BANCORP, INC.

By:	/s/ Stephen C. Green
Name:	Stephen C. Green
Title:	President and Chief Executive Officer

Exhibit A

Number PA [ ]	Shares [Number of Shares]

JACKSONVILLE BANCORP, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

THIS CERTIFIES THAT	NAME

is the owner of	[NUMBER OF SHARES]

FULLY PAID AND NON-ASSESSABLE SHARES OF MANDATORILY CONVERTIBLE, NONCUMULATIVE, NONVOTING, PERPETUAL PREFERRED STOCK, SERIES A, $0.01 PAR VALUE OF

JACKSONVILLE BANCORP, INC.,

transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be subject to all of the provisions of the Articles of Incorporation, as amended, and By-laws of the Corporation as now or hereafter amended to all of which the holder hereof by acceptance hereby assents.

This certificate is not valid unless countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:			COUNTERSIGNED AND REGISTERED Registrar and Transfer Company

PRESIDENT & CHIEF EXECUTIVE OFFICER			TRANSFER AGENT AND REGISTRAR

	[CORPORATE SEAL]	By:
CORPORATE SECRETARY			Authorized Signature

JACKSONVILLE BANCORP, INC.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER OF THE CORPORATION WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF OF THE CORPORATION AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. SUCH REQUEST SHOULD BE ADDRESSED TO THE CORPORATION OR THE TRANSFER AGENT.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCK PURCHASE AGREEMENT, EFFECTIVE AS OF THE EFFECTIVENESS DATE THEREOF, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AT THE CORPORATION’S PRINCIPAL EXECUTIVE OFFICES.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT -	Custodian
	(Cust)	(Minor)
under Uniform Gifts to Minors Act
(State)

TEN ENT - as tenants by the entireties JT TEN - as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

For value received,                      do hereby sell, assign and transfer unto                  Shares of the Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series A, represented by the within Certificate, and do hereby irrevocably constitute and appoint                      Attorney to transfer the Shares on the books of the within-named Corporation with full power of substitution in the premises.

Dated:

THE SIGNATURE(S) SHOULD BE

GUARANTEED BY

AN “ELIGIBLE GUARANTOR INSTITUTION”

WITH MEMBERSHIP IN AN APPROVED

SIGNATURE GUARANTEE MEDALLION PROGRAM

PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

	Notice: The signature(s) to this assignment must correspond with the name(s) as written upon the face of the certificate, in every particular, without alternation or enlargement, or any change whatever.	SIGNATURE GUARANTEED BY: